Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated December 19, 2014, with respect to the consolidated financial statements included in the Annual Report of Aeolus Pharmaceuticals, Inc. (the “Company”) on Form 10-K for the years ended September 30, 2014 and 2013, which includes an explanatory paragraph relating to substantial doubt about the Company’s ability to continue as a going concern.  We hereby consent to the incorporation by reference in the Registration Statements of Aeolus Pharmaceuticals, Inc. as filed with the Securities and Exchange Commission under the following file numbers: File Nos. 333-12923, 333-53017, 333-33636, 333-94169, 333-58754, 333-99421, 333-98635, 333-98637, 333-115499, 333-121424, 333-121425, 333-141633, 333-173776, 333-181409, 333-188670 and 333-190770.

/s/ GRANT THORNTON LLP

San Diego, California
December 19, 2014